EXHIBIT 21.01

Subsidiaries of the Registrant

Name of Subsidiary	Country/State of Incorporation/Organization
Directdomainnames Limited	United Kingdom
Domainnames.com Brasil Ltda.	Brazil
Domainnames.com Limited	United Kingdom
EMBP 455, LLC	California
EMBP 685, LLC	California
eNIC Corporation	Washington
H.O. Systems, Inc.	Delaware
H.O. Systems Corporation	Georgia
Illuminet, Inc.	Delaware
Illuminet Holdings, Inc.	Delaware
Illuminet International Wireless Services, Inc.	Delaware
Name Engine, Inc.	Delaware
NameSecure, Inc.	Delaware
National Telemanagement Corporation	Texas
Network Solutions, Inc.	Delaware
Thawte (U.S.A.), Inc.	North Carolina
Thawte Consulting (Pty) Ltd	South Africa
Thawte Holdings (Pty) Ltd	South Africa
Thawte Systems (Pty) Ltd	South Africa
Thawte Technologies, Inc.	Delaware
The .TV Corporation International	Delaware
TLDS, Inc.	Delaware
VeriSign .US Registrar, Inc.	Delaware
VeriSign Australia Limited	Australia
VeriSign Capital Management, Inc.	Delaware
VeriSign Denmark ApS	Denmark
VeriSign Deutschland GmbH	Germany
VeriSign France SARL	France
VeriSign Holding AB	Sweden
VeriSign Hong Kong Limited	Hong Kong
VeriSign International Holdings, Inc.	Delaware
VeriSign Italy S.r.l.	Italy
VeriSign Japan K.K.	Japan
VeriSign Limited	Canada
VeriSign Netherlands B.V.	Netherlands
VeriSign Norway AS	Norway
VeriSign Real Estate Holdings, Inc.	Nevada
VeriSign Registry Services, Inc.	Delaware
VeriSign Reinsurance Company, Ltd.	Bermuda
VeriSign Sweden AB	Sweden
VeriSign Switzerland SARL	Switzerland
VeriSign UK Limited	United Kingdom